UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2015

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 13, 2015, Hyatt Hotels Corporation (the “Company”) filed a Certificate of Retirement with the Secretary of State of the State of Delaware to retire 1,026,501 shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”). All 1,026,501 shares of Class B Common Stock were converted into shares of Class A Common Stock par value $0.01 per share, of the Company (the “Class A Common Stock”) in connection with the repurchase by the Company of 1,026,501 shares of Class B Common Stock from certain selling stockholders as described below. The Company’s Amended and Restated Certificate of Incorporation requires that any shares of Class B Common Stock that are converted into shares of Class A Common Stock be retired and may not be reissued. The Company has also retired all 1,026,501 shares of Class A Common Stock into which the Class B Common Stock converted, and such shares of Class A Common Stock have resumed the status of authorized but unissued shares.

Effective upon filing, the Certificate of Retirement amended the Amended and Restated Certificate of Incorporation of the Company to reduce the total number of authorized shares of capital stock of the Company by 1,026,501 shares. The total number of authorized shares of the Company is now 1,451,623,374 shares, consisting of 1,000,000,000 shares designated Class A Common Stock, 441,623,374 shares designated Class B Common Stock, and 10,000,000 shares designated Preferred Stock, $0.01 par value per share. A copy of the Certificate of Retirement is attached as Exhibit 3.1 hereto.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company’s 2015 annual meeting of stockholders (the “Annual Meeting”) was held on May 13, 2015. A summary of the matters voted on at the Annual Meeting by the Company’s stockholders is set forth below.

1.	The Company’s stockholders elected each of the following directors to serve until the Company’s 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified by the following votes:

NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
Richard A. Friedman	1,124,494,373	12,901,340	2,719,109
Susan D. Kronick	1,137,177,976	217,737	2,719,109
Mackey J. McDonald	1,136,721,600	674,113	2,719,109
Jason Pritzker	1,136,781,366	614,347	2,719,109

2.	The Company’s stockholders ratified the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015 by the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
1,140,060,316	50,039	4,467	0

3.	The Company’s stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules by the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
1,137,286,115	70,464	39,134	2,719,109

Item 8.01 Other Events

On May 8, 2015, the Company entered into a Purchase and Sale Agreement (each, a “Purchase and Sale Agreement”) with each of (i) TGFJ H Company LP, a Delaware limited partnership owned indirectly by a trust for the benefit of Daniel F. Pritzker, and (ii) CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Daniel F. Pritzker, pursuant to which the Company agreed to purchase an aggregate of 1,026,501 shares of Class B Common Stock at a price of $58.451 per share, which represents the Volume Weighted Average Price for the Class A Common Stock for the three (3) trading-day period ending May 7, 2015 as reported by Bloomberg, for an aggregate purchase price of $60,000,009.95. The closings of such repurchase transactions occurred on May 11 and May 12, 2015. The shares of Class B Common Stock repurchased represented approximately 0.7% of the Company’s total shares of common stock outstanding prior to the repurchase.

Upon repurchase, the 1,026,501 shares of Class B Common Stock automatically converted into 1,026,501 shares of Class A Common Stock. All 1,026,501 shares of Class B Common Stock converted in the repurchase have been retired in accordance with the Company’s Certificate of Incorporation, and the number of authorized shares of Class B Common Stock has been reduced by 1,026,501. All 1,026,501 shares of Class A Common Stock into which the shares of Class B Common Stock converted were also retired, and resumed the status of authorized but unissued shares. After the repurchase there are 109,628,962 shares of Class B Common Stock outstanding and 34,366,708 shares of Class A Common Stock outstanding. The shares repurchased were repurchased under the Company’s previously announced repurchase program. Following this repurchase, the Company has approximately $129 million remaining under its repurchase authorization.

The foregoing description of the Purchase and Sale Agreements is qualified in its entirety by reference to the text of the Purchase and Sale Agreements, copies of which are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit Description

3.1	Certificate of Retirement of 1,026,501 Shares of Class B Common Stock

99.1	Purchase and Sale Agreement, dated as of May 8, 2015, between Hyatt Hotels Corporation and TGFJ H Company LP

99.2	Purchase and Sale Agreement, dated as of May 8, 2015, between Hyatt Hotels Corporation and CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Daniel F. Pritzker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: May 13, 2015	By:	/s/ Rena Hozore Reiss
		Name:	Rena Hozore Reiss
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

3.1	Certificate of Retirement of 1,026,501 Shares of Class B Common Stock

99.1	Purchase and Sale Agreement, dated as of May 8, 2015, between Hyatt Hotels Corporation and TGFJ H Company LP

99.2	Purchase and Sale Agreement, dated as of May 8, 2015, between Hyatt Hotels Corporation and CIBC Trust Company (Bahamas) Limited, solely in its capacity as trustee of certain trusts for the benefit of Daniel F. Pritzker